Exhibit 99.1

DANAHER COMPLETES ACQUISITION OF PALL CORPORATION

Washington, D.C., August 31, 2015 - Danaher Corporation (“Danaher,” NYSE:DHR) announced today the completion of its acquisition of Pall Corporation (“Pall,” NYSE: PLL).

On August 31, 2015, Danaher completed the merger of Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher, into Pall and, as a result, Pall has become an indirect wholly owned subsidiary of Danaher. In the merger, each outstanding share of Pall common stock was cancelled and (except for shares held by Danaher, Pentagon, Pall and their respective subsidiaries) converted into the right to receive $127.20 per share in cash, without interest.

Pall’s common stock will cease to be traded on the New York Stock Exchange. Detailed instructions will be sent to former Pall shareholders outlining the steps to be taken to obtain the merger consideration of $127.20 per share in cash, without interest.

ABOUT DANAHER

Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world-class brands has leadership positions in some of the most demanding and attractive industries, including health care, environmental and industrial. The Company’s globally diverse team of 71,000 associates is united by a common culture and operating system, the Danaher Business System. In 2014, Danaher generated $19.9 billion in revenue and its market capitalization exceeded $60 billion. For more information please visit: www.danaher.com.

CONTACT

Matthew E. Gugino

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860

FOR THOSE PALL SHAREHOLDERS WHO NEED INFORMATION ABOUT RECEIVING THEIR MERGER CONSIDERATION, CONTACT

Computershare, Inc.

Toll Free: (800) 568-3476

Outside the U.S.: +1-312-588-4991

MEDIA CONTACT

Delia Cannan

Sard Verbinnen & Co

Telephone: (212) 687-8080

Email: danaher-svc@sardverb.com